EXHIBIT 8


                                                              , 1997


  Board of Directors
  Premier Bankshares Corporation
  P.O. Box 1199
  Bluefield, VA  24605-1199

  Re:    Merger of Premier Bankshares Corporation with and into
         First Virginia Banks, Inc.

  Dear Sirs:

         We have acted as counsel for Premier Bankshares Corporation ("Premier"), a Virginia corporation and registered bank holding company in connection with the Agreement and plan of Reorganization, dated as of October 29, 1996 (the "Affiliation Agreement"), between First Virginia Banks, Inc., also a registered bank holding company ("First Virginia") and Premier, providing for the merger of Premier into First Virginia with First Virginia to be the surviving corporation (the "Affiliation"). Unless otherwise specified, all capitalized terms have the meaning assigned to them in the Proxy Statement of Premier dated April , 1997.

         In connection with this opinion, we have reviewed the Affiliation Agreement and such other documents which we deem appropriate. For purposes of this opinion, we have assumed (i) the authenticity of all documents submitted to us as originals, (ii) the conformity to the originals of all documents submitted as certified or photostatic copies and the authenticity of the originals of such copies, (iii) the genuineness of signatures not witnessed by us, (iv) the legal capacity of natural persons, and (v) the due authorization, execution and delivery of all documents and the validity and binding affect of such documents. We have further assumed that at the Effective Date of the Affiliation, there will be no plan or intention by Premier shareholders to sell or otherwise dispose of more than 20 percent in the aggregate of the shares of First Virginia common stock received in the Affiliation. For purposes of this assumption, the sale or redemption of any shares of Premier common stock in anticipation of the Affiliation wil be treated as a sale of the number of shares of First Virginia common stock that would have been received in exchange for such shares had they not been sold or redeemed.

         Our opinion of the federal and Virginia income tax consequences of the Affiliation is:

         1.   Premier  and  First   Virginia   would  each  be  "a  party  to  a
  reorganization" within the meaning of Section 368(b)(2) and the flush paragraph of Section 368(b) of the Internal Revenue Code of 1986 (hereinafter cited only by section).

         2. A "plan of reorganization", as that term is used in Section 361(a), would exist.

         3. The Affiliation would qualify as a "reorganization" within the meaning of Section 368(a)(1)(A) and 368(a)(2)(D).

         4. No gain or loss will be recognized by Premier on (a) the transfer of its assets in constructive exchange for First Virginia Common Stock or (b) the constructive distribution of First Virginia shares to the Premier stockholders.

         5. The shareholders of Premier would exchange their stock in Premier for the stock of First Virginia without the recognition of taxable gain or loss by virtue of Section 354(a)(1). Such exchange would cause the shareholders of Premier to have the same basis and holding period for their First Virginia stock as they had for the stock of Premier by virtue of Sections 358(a) and 1223(1).

         6. The disposition of fractional shares will be taxable to the affected stockholder pursuant to Section 302(a).

  Except as set forth above, we express no opinion as to the tax consequences to any party, whether Federal, state, local or foreign, of the Affiliation or of any transactions related to the Affiliation. This opinion is being furnished to you and is solely for your benefit in connection with the Affiliation, and may not be relied upon for any other purpose, or quoted or relied upon by any other person, firm, corporation, or other entity for any purpose without our prior written consent.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement to be filed with the Securities and Exchange Commission on Form S-4 by First Virginia Banks, Inc. in connection with this transaction. We also consent to the use of our name under the caption "Legal Matters" in the prospectus and proxy statement contained in the Registration Statement.

                                                Very truly yours,

                                                GENTRY, LOCKE, RAKES & MOORE


                                                Bruce C. Stockburger